State of Utah
DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code
Articles of Correction

1) The Articles of Correction shall include:

Entity Number: 1144329-0142

Entity Name: Commerceplanet, Inc.

The corrected Articles will need to be attached to this document unless this form adequately defines correction along with the non-refundable processing fee of: $12.00;

(1) Any domestic or foreign entity may correct a document filed with the division if the document:
  (a) contains an incorrect statement; or
  (b) was defectively executed, attested, sealed, verified, or acknowledged.

(2) A document is corrected by delivering to the division for filing articles of correction that:
  (a) describe the document, including its filing date, or have a copy of it attached to the articles of correction;
  Amendment to Articles of Incorporation for a Certificate of Designation for Series D Preferred Stock, Filed August 3, 2006

  (b) specify the incorrect statement and the reason it is incorrect or the manner in which the execution, attestation, sealing, verification, or acknowledgement was defective; and
  Please move section 4 after Section 3. Also, Section 9(b) of the Certificate of Designation for the Series D Preferred, that is attached to the amendment, incorrectly states that the Series D stock shall be convertible into .004167% of the Company's common stock issued and outstanding at the time of conversion.

  (c) correct the incorrect statement or defective execution, attestation, sealing, verification, or acknowledgement.
  Please move Section 4 after Section 3. Also, the Certificate of Designation for the Series D Stock should state that the Series D shall be convertible into .4167% of the Company's common stock issued and outstanding at the time of conversion.

(3) Articles of correction may be executed by any person who executed the document that is corrected.

Signature: [signature]　　　　Date: 2/14/07

(4) Articles of correction have the same effective date as the effective date of the document they correct except as to persons relying on the uncorrected document and adversely affected by the correction. As to those persons, articles of correction are effective when filed.

2. Additional filing requirements:

a) You may file in person, by mail or fax. Means of payment are: cash, check, or money order payable to the "State of Utah". **If you are faxing, you must include, on a cover sheet, the number of a VISA, MasterCard or American Express with the date of expiration.**

Under GRAMA {63-2-201}, all registration information maintained by the Division is classified as public record. For confidentiality purposes, the business entity physical address may be provided rather than the residential or private address of any individual affiliated with the entity.

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html

Division's Website: www.corporations.utah.gov